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                                                                      EXHIBIT 11

                        STERICYCLE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                                   1997           1998           1999
                                                                   ----           ----           ----
       Weighted average common shares outstand-
           ing -- basic earnings per share................       10,239,996     10,647,083      14,240,084

       Common stock issuable upon assumed conver-
           sion of preferred stock, stock options and
           warrants......................................          526,120        616,445       1,001,694
                                                              -------------  -------------   -------------

       Adjusted weighted average common shares
           outstanding -- diluted earnings per share......       10,766,116     11,263,528      15,241,778
                                                              =============  =============   =============

       Net income.........................................    $       1,430  $       5,713   $      13,968
                                                              =============  =============   =============

       Basic net income per common share..................    $        0.14  $        0.54   $        0.96
                                                              =============  =============   =============

       Diluted net income per common share................    $        0.13  $        0.51   $        0.92
                                                              =============  =============   =============



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